Exhibit (1)(c)

                   THE WRIGHT EQUIFUND EQUITY TRUST
      (formerly EquiFund-Wright National Fiduciary Equity Funds)


                          Amended and Restated
           Establishment and Designation of Series of Shares
                of Beneficial Interest, Without Par Value


         WHEREAS, pursuant to an Amended and Restated Establishment and Designation of Series dated January 13, 1995, the Trustees of EQUIFUND-WRIGHT NATIONAL FIDUCIARY EQUITY FUNDS, a Massachusetts business trust (the "Trust"), redesignated the twenty-one existing separate series (or Funds) effective April 13, 1995, and established and designated one additional series (Wright EquiFund-Britain) effective January 13, 1995.

         WHEREAS, the Trustees now desire to abolish three separate series (or Funds), i.e. Wright Centum 100-Global Fund, Wright Centum 100-International Fund and Wright Centum 100-United States Fund, pursuant to Section 1A Article VI of the Declaration of Trust.

         NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust acting pursuant to Section 1A of Article VI of the Declaration of Trust, hereby redivide the shares of beneficial interest of the Trust into nineteen (19) separate series (or Funds) of the Trust, each Fund to have the following special and relative rights:

         1.    The Funds shall be designated as follows:

               Wright EquiFund-Australasia
               Wright EquiFund-Austria
               Wright EquiFund-Belgium/Luxembourg
               Wright EquiFund-Britain
               Wright EquiFund-Canada
               Wright EquiFund-France
               Wright EquiFund-Germany
               Wright EquiFund-Global
               Wright EquiFund-Hong Kong
               Wright EquiFund-International
               Wright EquiFund-Ireland
               Wright EquiFund-Italy
               Wright EquiFund-Japan
               Wright EquiFund-Mexico
               Wright EquiFund-Netherlands
               Wright EquiFund-Nordic
               Wright EquiFund-Spain
               Wright EquiFund-Switzerland
               Wright EquiFund-United States

         2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

         3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended.

         4. The assets and liabilities of the Trust shall be allocated among the above referenced Funds as set forth in Section 1A of Article VI of the Declaration of Trust, except as provided below.

                  (a) Costs incurred by the Trust in connection with initial organization and start-up, including Federal and state registration and qualification fees and expenses of the initial offering of Trust shares, shall be deferred and amortized over a period not to exceed five years from the date of inception, and such initial costs shall be borne by the respective Funds of the Trust, commencing with the date they are activated, on a basis that is deemed equitable by the Trustees.

                  (b) The liabilities, expenses, costs, charges or reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

                  (c) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the Funds.

         5. A majority of the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

/s/ Peter M. Donovan                                 /s/ A.M. Moody, III
-----------------------                               ----------------------
Peter M. Donovan                                         A.M. Moody, III



/s/ H. Day Brigham, Jr.                              /s/ Lloyd F. Pierce
-----------------------                              ----------------------
H. Day Brigham, Jr.                                      Lloyd F. Pierce



/s/ Winthrop S. Emmet                                /s/ George R. Prefer
-----------------------                              ----------------------
Winthrop S. Emmet                                        George R. Prefer



/s/ Leland Miles                                     /s/ Raymond Van Houtte
-----------------------                              -----------------------
Leland Miles                                             Raymond Van Houtte




Dated:  April 13, 1995





                                -3-